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                                                                        ANDERSEN

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 24, 2002


Dear Sir / Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 24, 2002, of Circus and Eldorado Joint Venture and Silver Legacy Capital Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Copy to:  Gary L. Carano
          Chief Executive Officer
          Circus and Eldorado Joint Venture
          and Silver Legacy Capital Corp